Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2024 RESULTS AND RECENT ACQUISITIONS; UPDATES FISCAL YEAR 2024 GUIDANCE
RUTLAND, VERMONT (August 1, 2024) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and six-month periods ended June 30, 2024.
Key Highlights:
•Revenues were $377.2 million for the quarter, up $87.5 million, or up 30.2%, from the same period in 2023.
•Solid waste pricing for the quarter was up 5.7% from the same period in 2023, driven by 6.2% collection price growth and 4.8% disposal price growth.
•Net income was $7.0 million for the quarter, up $1.5 million, or up 27.6%, from the same period in 2023.
•Adjusted EBITDA, a non-GAAP measure, was $91.6 million for the quarter, up $19.4 million, or up 26.9%, from the same period in 2023.
•Acquired five businesses through August 1, 2024 with over $100 million in aggregate annualized revenues, including LMR Disposal, Inc. and Whitetail Disposal, Inc. in the Mid-Atlantic region.
"We continued to execute on our core operating strategies in the second quarter and have driven solid year-to-date performance," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. "The growth in our business, both organically and through acquisitions, positions us well for the second half of the year."
"Since the end of the second quarter, we acquired two high quality companies in the Mid-Atlantic region that expand and densify our operations in this market and offer exciting growth opportunities," Casella said. "We would like to welcome our new team members and customers, and we look forward to continuing to deliver a high level of service. As we build scale in this market, we see further value creation opportunity through cost efficiencies and our differentiated service offerings. Our M&A pipeline remains robust across our entire footprint with potential to close on more acquisitions this year."
"Our overall operating performance has been consistent with our plan through the first half of the year, though some discrete factors negatively impacted Adjusted EBITDA on a year-over-year basis in the second quarter," Casella said. "Volumes at the landfills were down year-over-year, which we anticipated, but we also incurred approximately $3 million of unanticipated expenses, representing 80 basis points of margin headwind in the quarter, notably higher leachate costs with the continued wet weather and employee separation costs. These issues offset the underlying success of our pricing programs, which remain ahead of inflation, and our operating programs, which are driving costs out of our collection line of business."
For the quarter, revenues were $377.2 million, up $87.5 million, or up 30.2%, from the same period in 2023, with revenue growth mainly driven by: the rollover contribution from acquisitions closed in 2023; strong collection and disposal pricing; and higher recycling commodity prices.
Operating income was $23.0 million for the quarter, up $0.4 million, or up 1.8%, from the same period in 2023.
Net income was $7.0 million for the quarter, or $0.12 per diluted common share, as compared to net income of $5.5 million, or $0.10 per diluted common share, for the same period in 2023. Adjusted Net Income, a non-GAAP measure, was $12.5 million for the quarter, or $0.22 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, as compared to Adjusted Net Income of $18.8 million, or $0.36 Adjusted Diluted Earnings Per Common Share, for the same period in 2023. Adjusted EBITDA was $91.6 million for the quarter, up $19.4 million, or up 26.9%, from the same period in 2023, driven by acquisition rollover and 6.0% organic growth.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $79.8 million for the year-to-date period, as compared to $83.2 million for the same period in 2023, with the year-over-year variance mainly attributable to higher cash interest payments and negative changes in working capital. Adjusted Free Cash Flow was $39.5 million for the year-to-date period, as compared to $47.9 million for the same period in 2023, with the year-over-year variance further driven by higher capital expenditures.

Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2024 Outlook
"Incorporating acquisitions completed to date, we are raising our revenue and Adjusted EBITDA guidance for fiscal year 2024,” Casella said. “We are reaffirming guidance for Adjusted Free Cash Flow, with the expected contribution from acquisitions offset by the cost of financing and a conservative outlook on working capital. We are lowering our ranges for net income and net cash provided by operating activities primarily due to higher acquisition-related expenditures. These updated ranges assume a stable economic environment over the remainder of the year.”
The Company raised guidance for the fiscal year ending December 31, 2024 ("fiscal year 2024") by estimating results in the following ranges:
•Revenues between $1.520 billion and $1.550 billion (raised from a range of $1.480 billion to $1.510 billion); and
•Adjusted EBITDA between $360 million and $370 million (raised from a range of $350 million to $360 million).
The Company reaffirmed guidance for fiscal year 2024 by estimating results in the following ranges:
•Adjusted Free Cash Flow between $140 million and $150 million.
The Company revised guidance for fiscal year 2024 by estimating results in the following range:
•Net income between $15 million and $25 million (lowered from a range of $35 million and $45 million); and
•Net cash provided by operating activities between $245 million and $255 million (lowered from a range of $260 million and $270 million).
The guidance ranges do not include the impact of any acquisitions that have not been completed. Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2024 are described in the Unaudited Reconciliation of Fiscal Year 2024 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2024 do not contemplate any unanticipated impacts.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Friday, August 2, 2024 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may contact Charlie Wohlhuter, Director of Investor Relations at (802) 772-2230; media may contact Jeff Weld, Vice President of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2024, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts (“Southbridge Landfill”) could result in material unexpected costs; the increasing focus on per - and polyfluoroalkyl substances (“PFAS”) and other emerging contaminants, including the recent designation by the U.S. Environmental Protection Agency of two PFAS chemicals as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K, in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Charlie Wohlhuter
Director of Investor Relations
(802) 772-2230
Media:
Jeff Weld
Vice President of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$377,163	$289,645	$718,170	$552,241
Operating expenses:
Cost of operations	243,787	186,319	474,578	366,563
General and administration	47,184	35,865	91,517	71,544
Depreciation and amortization	55,338	34,924	109,375	68,359
Expense from acquisition activities	7,836	3,677	12,847	6,540
Legal settlement	—	6,150	—	6,150
Southbridge Landfill closure charge	—	96	—	206
	354,145	267,031	688,317	519,362
Operating income	23,018	22,614	29,853	32,879
Other expense (income):
Interest expense, net	12,697	7,390	25,767	13,664
Loss from termination of bridge financing	—	8,198	—	8,198
Other income	(477)	(452)	(828)	(800)
Other expense, net	12,220	15,136	24,939	21,062
Income before income taxes	10,798	7,478	4,914	11,817
Provision for income taxes	3,792	1,988	2,025	2,779
Net income	$7,006	$5,490	$2,889	$9,038
Basic weighted average common shares outstanding	58,109	52,885	58,070	52,331
Basic earnings per common share	$0.12	$0.10	$0.05	$0.17
Diluted weighted average common shares outstanding	58,199	52,980	58,161	52,427
Diluted earnings per common share	$0.12	$0.10	$0.05	$0.17

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$208,502	$220,912
Accounts receivable, net of allowance for credit losses	161,247	157,324
Other current assets	56,055	48,089
Total current assets	425,804	426,325
Property and equipment, net of accumulated depreciation and amortization	987,390	980,553
Operating lease right-of-use assets	98,148	100,844
Goodwill	737,253	735,670
Intangible assets, net of accumulated amortization	216,961	241,429
Other non-current assets	46,309	50,649
Total assets	$2,511,865	$2,535,470
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$65,335	$35,781
Current operating lease liabilities	8,854	9,039
Accounts payable	94,205	116,794
Current accrued final capping, closure and post-closure costs	9,280	10,773
Other accrued liabilities	92,014	106,471
Total current liabilities	269,688	278,858
Debt, less current portion	976,620	1,007,662
Operating lease liabilities, less current portion	65,710	66,074
Accrued final capping, closure and post-closure costs, less current portion	131,488	123,131
Other long-term liabilities	30,845	37,954
Total stockholders' equity	1,037,514	1,021,791
Total liabilities and stockholders' equity	$2,511,865	$2,535,470

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$2,889	$9,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,375	68,359
Interest accretion on landfill and environmental remediation liabilities	5,862	5,001
Amortization of debt issuance costs	1,482	1,505
Stock-based compensation	4,809	4,341
Operating lease right-of-use assets expense	8,489	6,872
Disposition of assets, other items and charges, net	3,209	(300)
Loss from termination of bridge financing	—	8,198
Deferred income taxes	156	1,952
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(56,490)	(21,770)
Net cash provided by operating activities	79,781	83,196
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	1,296	(547,587)
Additions to intangible assets	(199)	—
Additions to property and equipment	(74,900)	(50,415)
Proceeds from sale of property and equipment	827	776
Net cash used in investing activities	(72,976)	(597,226)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	1,750	430,000
Principal payments on debt	(20,020)	(10,625)
Payments of debt issuance costs	—	(7,185)
Proceeds from the public offering of Class A common stock	—	496,403
Net cash (used in) provided by financing activities	(18,270)	908,593
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,465)	394,563
Cash, cash equivalents and restricted cash, beginning of period	220,912	71,152
Cash, cash equivalents and restricted cash, end of period	$209,447	$465,715
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$30,389	$14,196
Cash income tax payments	$5,098	$7,913
Non-current assets obtained through long-term financing obligations	$15,300	$4,715
Right-of-use assets obtained in exchange for operating lease obligations	$3,154	$17,756

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$7,006	$5,490	$2,889	$9,038
Net income as a percentage of revenues	1.9%	1.9%	0.4%	1.6%
Provision for income taxes	3,792	1,988	2,025	2,779
Other income	(477)	(452)	(828)	(800)
Loss from termination of bridge financing (i)	—	8,198	—	8,198
Interest expense, net	12,697	7,390	25,767	13,664
Southbridge Landfill closure charge (ii)	—	96	—	206
Legal settlement (iii)	—	6,150	—	6,150
Expense from acquisition activities (iv)	7,836	3,677	12,847	6,540
Change in fair value of acquisition-related contingent consideration (v)	—	—	—	(589)
Depreciation and amortization	55,338	34,924	109,375	68,359
Depletion of landfill operating lease obligations	2,497	2,230	4,695	4,303
Interest accretion on landfill and environmental remediation liabilities	2,926	2,491	5,862	5,001
Adjusted EBITDA	$91,615	$72,182	$162,632	$122,849
Adjusted EBITDA as a percentage of revenues	24.3%	24.9%	22.6%	22.2%
Depreciation and amortization	(55,338)	(34,924)	(109,375)	(68,359)
Depletion of landfill operating lease obligations	(2,497)	(2,230)	(4,695)	(4,303)
Interest accretion on landfill and environmental remediation liabilities	(2,926)	(2,491)	(5,862)	(5,001)
Adjusted Operating Income	$30,854	$32,537	$42,700	$45,186
Adjusted Operating Income as a percentage of revenues	8.2%	11.2%	5.9%	8.2%

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$7,006	$5,490	$2,889	$9,038
Loss from termination of bridge financing (i)	—	8,198	—	8,198
Southbridge Landfill closure charge (ii)	—	96	—	206
Legal settlement (iii)	—	6,150	—	6,150
Expense from acquisition activities (iv)	7,836	3,677	12,847	6,540
Change in fair value of acquisition-related contingent consideration (v)	—	—	—	(589)
Interest expense from acquisition activities (vi)	—	496	—	496
Tax effect (vii)	(2,325)	(5,276)	(4,008)	(5,933)
Adjusted Net Income	$12,517	$18,831	$11,728	$24,106

Diluted weighted average common shares outstanding	58,199	52,980	58,161	52,427

Diluted earnings per common share	$0.12	$0.10	$0.05	$0.17
Loss from termination of bridge financing (i)	—	0.16	—	0.16
Southbridge Landfill closure charge (ii)	—	—	—	—
Legal settlement (iii)	—	0.12	—	0.12
Expense from acquisition activities (iv)	0.13	0.07	0.22	0.12
Change in fair value of acquisition-related contingent consideration (v)	—	—	—	(0.01)
Interest expense from acquisition activities (vi)	—	0.01	—	0.01
Tax effect (vii)	(0.03)	(0.10)	(0.07)	(0.11)
Adjusted Diluted Earnings Per Common Share	$0.22	$0.36	$0.20	$0.46
(i)Loss from termination of bridge financing is related to the write-off of the remaining unamortized debt issuance costs associated with the extinguishment of bridge financing agreements associated with acquisitions.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Legal settlement is related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain Fair Labor Standards Act of 1938 ("FLSA") claims as well as state wage and hours laws. The agreement remains subject to court approval.
(iv)Expense from acquisition activities is comprised primarily of legal, consulting, rebranding and other costs associated with the due diligence, acquisition and integration of acquired businesses. The three and six months ended June 30, 2024 included a charge for an increase in the reserve against accounts receivable of the businesses acquired in the GFL Acquisition as a result of our inability to pursue collections during the transition services period with the seller, resulting in accounts receivable aged beyond what is typical in our business.
(v)Change in fair value of acquisition-related contingent consideration is associated with the change in fair value of a contingency related to a previous acquisition based upon a probability-weighted analysis of the potential attainment of a transfer station permit expansion.
(vi)Interest expense from acquisition activities is the amortization of debt issuance costs during the three and six months ended June 30, 2023 associated primarily with transaction, legal, and other similar costs incurred during the periods associated with bridge financing activities related to acquisitions.
(vii)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that showing the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$72,102	$67,117	$79,781	$83,196
Capital expenditures	(44,649)	(32,536)	(74,900)	(50,415)
Proceeds from sale of property and equipment	339	361	827	776
Southbridge Landfill closure (i)	787	1,088	1,482	2,337
Cash outlays from acquisition activities (ii)	4,941	5,195	9,435	6,059
Acquisition capital expenditures (iii)	6,571	3,922	12,659	5,012
McKean Landfill rail capital expenditures (iv)	1,030	479	3,225	903
FLSA legal settlement payment (v)	—	—	6,150	—
Landfill capping charge - veneer failure payment (vi)	794	—	850	—
Adjusted Free Cash Flow	$41,915	$45,626	$39,509	$47,868
(i)Southbridge Landfill closure are cash outlays associated with the unplanned, early closure of the Southbridge Landfill. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017, and expects to incur cash outlays through completion of the closure and environmental remediation process.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, consulting, rebranding and other costs as part of the Company’s strategic growth initiative.
(iii)Acquisition capital expenditures are acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at the Company's landfill in Mount Jewett, PA ("McKean Landfill"), which is different from the landfill construction investments in the normal course of operations.
(v)FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the FLSA as well as state wage and hours laws.
(vi)Landfill capping charge - veneer failure payment is the cash outlay associated with operating expenses incurred to clean up the affected capping material at the Company's landfill in Seneca, New York. Engineering analysis is currently underway to determine root causes and responsibility for the event.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2024 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net income	$15,000 - $25,000
Provision for income taxes	11,000
Other income	(1,500)
Interest expense, net	57,000
Southbridge Landfill closure charge	1,000
Expense from acquisition activities	20,000
Depreciation and amortization	236,000
Depletion of landfill operating lease obligations	10,000
Interest accretion on landfill and environmental remediation liabilities	11,500
Adjusted EBITDA	$360,000 - $370,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net cash provided by operating activities	$245,000 - $255,000
Capital expenditures	(187,000)
Proceeds from sale of property and equipment	1,500
FLSA legal settlement payment	6,150
Southbridge Landfill closure	3,000
Acquisition capital expenditures	46,500
Cash outlays from acquisition activities	17,000
McKean Landfill rail capital expenditures	7,000
Landfill capping charge - veneer failure payment	850
Adjusted Free Cash Flow	$140,000 - $150,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and six months ended June 30, 2024 and 2023 are as follows:

	Three Months Ended June 30,
	2024	% of Total Revenues	2023	% of Total Revenues
Collection	$223,959	59.4%	$149,848	51.7%
Disposal	65,123	17.3%	63,629	22.0%
Landfill gas-to-energy	1,983	0.5%	1,321	0.5%
Processing	2,880	0.7%	2,754	0.9%
Solid waste operations	293,945	77.9%	217,552	75.1%
Processing	33,275	8.9%	25,383	8.8%
National Accounts	49,943	13.2%	46,710	16.1%
Resource Solutions operations	83,218	22.1%	72,093	24.9%
Total revenues	$377,163	100.0%	$289,645	100.0%

	Six Months Ended June 30,
	2024	% of Total Revenues	2023	% of Total Revenues
Collection	$435,318	60.6%	$289,825	52.5%
Disposal	115,262	16.0%	115,096	20.8%
Power generation	4,493	0.6%	3,245	0.6%
Processing	4,808	0.8%	4,329	0.8%
Solid waste operations	559,881	78.0%	412,495	74.7%
Processing	63,038	8.7%	48,189	8.7%
National Accounts	95,251	13.3%	91,557	16.6%
Resource Solutions operations	158,289	22.0%	139,746	25.3%
Total revenues	$718,170	100.0%	$552,241	100.0%

Components of revenue growth for the three months ended June 30, 2024 compared to the three months ended June 30, 2023 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$9,234	6.2%	4.2%	3.2%
Disposal	3,059	4.8%	1.5%	1.0%
Solid waste price	12,293		5.7%	4.2%
Collection	(1,762)	(1.2)%	(0.8)%	(0.6)%
Disposal	(2,199)	(3.5)%	(1.0)%	(0.8)%
Processing	(8)		—%	—%
Solid waste volume	(3,969)		(1.8)%	(1.4)%
Surcharges and other fees	500		0.1%	0.2%
Commodity price and volume	797		0.4%	0.3%
Acquisitions	66,772		30.7%	23.1%
Total solid waste operations	76,393		35.1%	26.4%
Resource Solutions operations:
Price	3,129		4.3%	1.1%
Volume	4,793		6.7%	1.6%
Surcharges and other fees	(59)		(0.1)%	—%
Acquisitions	3,262		4.5%	1.1%
Total Resource Solutions operations	11,125		15.4%	3.8%
Total Company	$87,518			30.2%

Components of capital expenditures(i) for the three and six months ended June 30, 2024 and 2023 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Growth capital expenditures:
Acquisition capital expenditures	$6,571	$3,922	$12,659	$5,012
McKean Landfill rail capital expenditures	1,030	479	3,225	903
Other	2,358	2,502	4,992	3,898
Growth capital expenditures	9,959	6,903	20,876	9,813
Replacement capital expenditures:
Landfill development	13,606	9,736	17,808	11,198
Vehicles, machinery, equipment and containers	15,491	11,973	28,245	19,772
Facilities	4,447	2,515	6,009	6,570
Other	1,146	1,409	1,962	3,062
Replacement capital expenditures	34,690	25,633	54,024	40,602
Capital expenditures	$44,649	$32,536	$74,900	$50,415

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) acquisition capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.